TC X Calibur, Inc. Announces the Execution of a Termination and Release
             Agreement with RE3W WorldWide Limited

Salt Lake City, Utah   (BUSINESS WIRE)   Friday, September 1, 2006   TC X
Calibur, Inc. ("TCX") (OTCBB: TCXC), announced today the mutual execution and delivery of a Termination and Release Agreement, terminating the Agreement and Plan of Merger (the "Merger Agreement") with RE3W WorldWide Limited, a privately held British Virgin Islands company ("RE3W").

RE3W's Board of Directors concluded that RE3W should delay going public until a future date, to which TCX's Board assented. As part of the termination of the Merger Agreement, each party agreed to pay his or its own costs and expenses, unless specifically agreed otherwise; and each party compromised and settled any causes of action or claims of any kind each had or may have had against the other under the Merger Agreement or by reason of its termination.
..
Cautionary Note Regarding Forward-Looking Statements:

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:  Travis T. Jenson
          (801) 278-9424